Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is made and entered into this 31st day of March, 2010 by and between WESTBOROUGH INVESTORS LIMITED PARTNERSHIP, a Massachusetts limited partnership, having an address of c/o BPG Properties, Ltd., 770 Township Line Road, Suite 150, Yardley, Pennsylvania 19067 (“Landlord”) and VIRTUSA CORPORATION, a Delaware corporation, formerly known as eRunway, Inc., having an address of 2000 West Park Drive, Westborough, MA 01581 (“Tenant”).

W I T N E S S E T H:

WHEREAS, W9/TIB Real Estate Limited Partnership, a Delaware limited liability company and Westborough Office Park, LLC, a Delaware limited liability company (the “Prior Landlords”), each as a prior landlord, and Tenant, as tenant, entered into that certain Lease dated June, 2000, as amended by First Amendment to Lease dated November, 2000 and Second Amendment and Extension of Lease dated December 30, 2003 (collectively the “Lease”) pursuant to which the Tenant leased a portion of the building (the “Building”) located at and numbered 2000 West Park Drive, Westborough Office Park, Westborough, Massachusetts, containing approximately 29,995 rentable square feet, consisting of (i) 7,848 rentable square feet located on the first (1st) floor of the Building and known as Suite No. 110; (ii) 11,648 rentable square feet located on the third (3rd) floor of the Building and known as Suite No. 300 and (iii) 10,499 rentable square feet of space located on the third (3rd) floor of the Building and known as Suite 310, all as more particularly described in the Lease (collectively the “Premises”);

WHEREAS, Landlord succeeded to all of Prior Landlords’ right, title and interest in the Lease pursuant to that certain Bill of Sale, Assignment and Assumption dated September 5, 2007, executed in connection with Landlord’s purchase of that certain property commonly known as the Westborough Office Park, 1700 West Park Drive, 1800 West Park Drive, 1900 West Park Drive and 2000 West Park Drive, Westborough, Worcester County, Massachusetts (the “Project”) and

WHEREAS, Landlord and Tenant desire to further amend the Lease in order to (i) extend the Term of the Lease applicable to the Premises; (ii) reduce the Premises by approximately 7,848 rentable square feet and (iii) make other agreements on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and amendments herein contained, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby acknowledge and agree as follows:

1.             Term.  Commencing on the Effective Date of this Amendment, the Term of the Premises is hereby extended for a period commencing on the Effective Date of this Amendment and expiring on February 28, 2018 (the “New Expiration Date”), unless sooner terminated in accordance with the terms of the Lease (the “New Term”).  The New Term shall be upon all the same terms and conditions of the Lease in effect immediately preceding the commencement of the New Term except as otherwise modified herein.  Subject to the terms and conditions of the Lease including but not limited to force majeure events under Section 25(c), Tenant shall have the right to access and use the Premises for its operations on a 24/7/365 basis throughout the Term.

2.             Reduction of Premises.  Tenant shall on the date that the Surrender Condition (as defined below) is fully satisfied (the “Surrender Date”) surrender the first floor portion of the Premises containing approximately 7,848 rentable square feet (the “Surrender Space”) to Landlord and immediately thereafter (i) the Lease will be deemed terminated with respect to the Surrender Space, (ii) the Premises shall be deemed reduced by the removal of the Surrender Space resulting in a reduction of the rentable square footage of the Premises from approximately 29,995 rentable square feet on the first (1st) and third (3rd) floors of the Building to approximately 22,147 rentable square feet on the third (3rd) floor of the Building, as shown on Exhibit A-2 attached hereto and incorporated herein, and (iii) the “Premises” as defined in the Lease shall no longer be deemed to include the Surrender Space.  Landlord acknowledges and agrees that it has inspected the Surrender Space and that Landlord will accept the Surrender Space in “AS-IS” condition notwithstanding any term or condition of the Lease to the contrary, and in no event shall Tenant be responsible for delivering possession of the Surrender Space free of the occupancy Exagrid Systems Inc. (“Exagrid”) .  Landlord and Tenant acknowledge that the Surrender Space is currently subject to a Sublease between Tenant and Exagrid (the “Sublease”).  Tenant’s obligations under this Section 2 are subject to Tenant entering into a written termination of the Sublease with Exagrid and Tenant vacating the Surrender Space (the” Surrender Condition”).  In the event the Surrender Condition is not satisfied on or before March 31, 2010, Tenant shall remain responsible for Basic Rent, Additional Rent and other costs, expenses and charges due under the Lease (without regard to modification to Basic Rent provided in this Amendment) with respect to the Surrender Space until the earlier of the date (i) Surrender Condition is satisfied, or (ii) the date the Term would have expired without regard to any extension undertaken pursuant to this Amendment.

3.             Modification of Basic Rent.  The Basic Rent for the Premises commencing on the Effective Date shall be amended as follows and shall be effective retroactively as of November 1, 2009 (the “New Rent Commencement Date”):

Time Period	Annual Basic Rent	Monthly Basic Rent

November 1, 2009 – December 31, 2009	$382,035.75 on 22,147 SF $186,549.96 on 7,848 SF	Total:	$31,836.31 $15,545.58 $47,381.89

January 1, 2010 – March 31, 2010	$382,035.75 on 22,147 SF $192,119.04 on 7,848 SF	Total:	$31,836.31 $16,009.92 $47,846.23

April 1, 2010 – June 30, 2010	$0	$0

July 1, 2010 – October 31, 2010	$382,035.75	$31,836.31

November 1, 2010 – October 31, 2011	$393,109.25	$32,759.10

November 1, 2011 – October 31, 2012	$404,182.75	$33,681.90

November 1, 2012 – October 31, 2013	$415,256.25	$34,604.69

November 1, 2013 – October 31, 2014	$426,329.75	$35,527.48

November 1, 2014 – October 31, 2015	$448,476.75	$37,373.06

November 1, 2015 – October 31, 2016	$470,623.75	$39,218.65

November 1, 2016 – February 28, 2018	$492,770.75	$41,064.23

Tenant agrees and acknowledges that it shall have absolutely no right to withhold, deduct or off-set Basic Rent except as expressly set forth in the Lease as amended.

Effective as of the expiration of the Wachovia SNDA Termination Period (provided Tenant has not delivered the Wachovia SNDA Termination Notice to Landlord) and the expiration of the Mortgagee Approval Period, Tenant is entitled to three (3) months of free Basic Rent (the “Free Basic Rent”) from April 1, 2010 through June 30, 2010 (the “Free Basic Rent Period”).  Notwithstanding the foregoing, during the Free Basic Rent Period Tenant shall continue to pay to Landlord any and all Taxes, Operating Costs and other costs and expenses attributable to the Premises in accordance with the terms and conditions of the Lease.

Effective as of the expiration of the Wachovia SNDA Termination Period (provided Tenant has not delivered the Wachovia SNDA Termination Notice to Landlord) and the expiration of the Mortgagee Approval Period, in addition to the Free Basic Rent, Tenant shall also be entitled to a rent credit in the amount of $64,097.11 representing the amount due retroactively for payments made by Tenant under the terms of the Lease as existed prior to the effective date of this Third Amendment to Lease which Tenant may use as a rent credit against monthly Rent obligations under the Lease (the “Rent Credit”).

4.             Tenant Improvement Allowance.  Effective as of the expiration of the Wachovia SNDA Termination Period (provided Tenant has not delivered the Wachovia SNDA Termination Notice to Landlord) and the expiration of the Mortgagee Approval Period, if and so long as there is no Event of Default under the Lease and subject to the provisions of this Section 4, Landlord acknowledges and agrees that Landlord shall contribute the sum of $265,764.00 (the “Tenant Improvement Allowance”) to the hard and soft costs, including, without limitation, architectural, design, consulting, permit and engineering fees, related to the Tenant’s improvements to the Premises (the “Tenant Improvements”).  Tenant may apply up to thirty five percent (35%) of the Tenant Improvement Allowance to pay for Tenant’s audio visual equipment for board rooms, demo/training rooms, computer rooms and other furniture, fixtures and equipment.  In addition, Tenant shall have the right to use up to 25% of any unused portion of the Tenant Improvement Allowance as a rent credit to be applied against future Rent payments (the “Credit Amount”), but Landlord shall have no further obligation with respect to any remaining unused portion of the Tenant Improvement Allowance if any portion of the Tenant Improvement Allowance above the Credit Amount remains unspent by Tenant as of October 31, 2011.

From time-to-time, but not more than once a month, Tenant may give Landlord a Requisition (as defined below) for so much of the Work Cost (as defined below) as arose since the end of the period to which the most recent prior Requisition related, or, with respect to the first Requisition, for the Work Cost previously incurred.  Provided that no Event of Default has occurred and is continuing, within thirty (30) days after Landlord receives a complete Requisition, Landlord shall pay Tenant ninety percent (90%) of the Work Cost reflected in such Requisition and shall withhold the remaining ten percent (10%) of Work Cost (the “Retainage”); and provided that no Event of Default has occurred and is continuing under the Lease, within thirty (30) days after Tenant furnishes Landlord with (x) a final, stamped set of “as built” plans for the Premises from Tenant’s architect which demonstrates that the Tenant Improvements have been completed substantially in accordance with plans and specifications approved by Landlord and (y) its final Requisition which demonstrates that the Tenant Improvements have been substantially completed and paid for in full by Tenant, Landlord shall pay Tenant the Retainage.  In the event Landlord fails to pay any portion of the Tenant Improvements for which a Requisition is properly submitted hereunder within thirty (30) days, and such failure continues for more than five (5) days after a notice of intent to deduct from Tenant, then Tenant shall be entitled to offset the Requisition amount against twenty (20%) of the monthly Basic Rent and Additional Rent due under the Lease until such Requisition amount due to Tenant under this Section 4 has been reimbursed in full.

“Requisition” shall mean a written request by Tenant for payment from Landlord for the cost of Tenant Improvements (the “Work Cost”) and shall consist of the following: (i) identification of the contractor, subcontractors, vendors and materialmen who have supplied the materials or performed the work for which payment is being requested; (ii) copies of bills and receipts for the portion of the Tenant Improvements for which Tenant seeks payment; (iii) a Contractor’s Application For Payment with certification for payment by Tenant’s architect; (iv) lien waivers, which may be conditioned upon payment, from contractors and subcontractors who have supplied materials or performed work in or to the applicable portion of the Premises and (v) solely with respect to Tenant’s final Requisition, in addition to the forgoing, Certification of Completed Inspection and Certified Completion Letter by Tenant’s architect or engineer of record.

Other than with respect to the Credit Amount, Tenant shall have until or before October 31, 2011 to use the Tenant Improvement Allowance.  Except for the Tenant Improvement Allowance set forth herein, there is no other amount due to Tenant for any relocation, reconfiguration or improvement allowance under the Lease.  The Tenant Improvement Allowance is being given for the benefit of the named Tenant, Virtusa Corporation, only (and any Permitted Transferee).  No third party (other than a Permitted Transferee) shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Tenant Improvement Allowance.

5.             SNDA Agreements.  On or before 5:00 p.m. on April 5, 2010 (the “Wachovia SNDA Period”), Landlord shall obtain a subordination, non-disturbance and attornment agreement from the current mortgagee of the Project, Wachovia Bank, National Association (“Wachovia”), on Wachovia’s current standard form of Subordination, Non-Disturbance and Attornment Agreement with commercially reasonable changes provided by Tenant (the “Wachovia SNDA”), with Landlord and Tenant agreeing to reasonably cooperate with each other in reaching mutual agreement on the Wachovia SNDA.  In the event that Landlord is not able to obtain the Wachovia SNDA within the Wachovia SNDA Period then Tenant’s sole and exclusive remedy at law and/or equity shall be to terminate this Amendment by providing written notice (the “Wachovia SNDA Termination Notice”) to Landlord on or before 5:00 p.m. on April 9, 2010 (the “Wachovia SNDA Termination Period”).  In the event Tenant fails to timely deliver the Wachovia SNDA Termination Notice within the Wachovia SNDA Termination Period then Tenant shall have waived its termination right with respect to Landlord’s failure to deliver the Wachovia SNDA and the Lease as modified by this Amendment shall continue in full force and effect.  In the event Tenant timely provides the Wachovia SNDA Termination Notice then only this Amendment shall terminate as if the Amendment were never executed including but not limited to the termination of Tenant’s rights with respect to the Free Basic Rent and Rent Credit under Section 3, Tenant Improvement Allowance under Section 4 and return of the Letter of Credit (as defined below) and inability to draw under the Letter of Credit under Section 6 and terms and conditions of the Lease that existed immediately prior to the execution of the Amendment shall be reinstated and continue in full force and effect.  Notwithstanding any of the foregoing provisions, Tenant shall continue to be obligated to pay Basic Rent, Additional Rent and any other costs and charges due under the Lease until the Wachovia SNDA Termination Notice is delivered to Landlord, if ever.

In addition, Landlord agrees to use commercially reasonable efforts for a period of thirty (30) days from Tenant’s request to obtain a non-disturbance, subordination and attornment agreement from all future lenders (“Future Lenders”) of the Property on such future lenders current standard form of non-disturbance, subordination and attornment agreement with commercially reasonable changes provided by Tenant, with Landlord and Tenant agreeing to reasonably cooperate with each other in reaching mutual agreement.  “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any reasonable fee or reasonable review costs charged by such Future Lenders.  Upon request of Landlord, Tenant will execute the form of non-disturbance, subordination and attornment agreement provided by either Wachovia or the Future Lenders and return the same to Landlord for execution.  Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Future Lenders for Tenant shall have no effect and Tenant or be considered to be a default by Landlord hereunder.

6.             Security Deposit/Letter of Credit.  Within ten (10) days of the Effective Date of this Amendment, Landlord shall deliver the existing letter of credit to Tenant together with any amendments thereto (the “Letter of Credit”) and Section 6 of the Lease shall terminate and be deemed null and void and of no further force and effect.  From and after the Effective Date, Landlord shall have no right to draw on the letter of credit.

7.             Operating Costs and Taxes; Tenant’s Proportionate Share.  Commencing on April 1, 2010, Tenant’s “Base Tax Year” for Taxes shall be adjusted to Calendar Year 2010 (for purposes of calculating Taxes for calendar year 2010, such amount shall equal 50% of the Taxes for fiscal year 2010 and 50% of the Taxes for fiscal year 2011) and Tenant’s “Expense Stop” for Operating Costs shall be adjusted to Calendar Year 2010.  Tenant shall continue to pay, as Additional Rent, Tenant’s Proportionate Share of increases in Operating Costs and Taxes above the Expenses Stop and Base Tax Year in accordance with the terms of the Lease.  “Tenant’s Proportionate Share” for the Premises shall now be 35.05%.   Landlord and Tenant stipulate and agree that Tenant’s Proportionate Share as set forth in this Amendment is true, accurate, correct and binding upon them.

8.             Electricity.  Section 7(e) of the Lease is hereby deleted in its entirety and the following new Section 7(e) is hereby inserted in its place:

“Landlord represents and warrants that the Premises is currently separately sub-metered for electricity.  Landlord shall read such meter on a monthly basis and bill Tenant for electric usage shown on such meter at the same rate charged for such period by the utility company providing electric service to the Building, without mark-up.  Tenant shall pay such invoice within thirty (30) days of receipt of the same.  Landlord shall keep the meter serving the Premises and its related equipment in good working order and repair.”

9.             Condition of Premises.   Landlord shall be responsible for ensuring that the Premises are in compliance with all applicable laws (other than those applicable thereto due to the particular use made thereof by Tenant) and that all building systems serving the Premises are in good working order on April 1, 2010.  Except as provided in this Section 9, Landlord shall have no obligation to perform any alterations or improvements to the Premises other than any repair obligations of Landlord as expressly set forth in the Lease.  Landlord warrants that the roof on the Building is watertight and that the building systems, including, the HVAC, electrical, life safety and plumbing systems are in good working order, and Landlord shall maintain the same in such condition throughout the Term. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and reasonably approved by Landlord and shall be governed in all respects by the provisions of the Lease.

10.           Extension Period.  Provided that as of the date of the notice specified below, there is not an Event of Default, Tenant shall have the right to extend the Term of this Lease for one (1) additional consecutive period of five (5) years (the “Extension Term”), to begin immediately upon the expiration of the New Term of this Lease.  All of the terms, covenants and provisions of this Lease shall apply to the Extension Term except that the Annual Basic Rent amount for the Extension Term shall be the Fair Market Rent at the commencement of the Extension Term, as determined in this Section 10.  If Tenant shall elect to exercise the aforesaid Extension Term, it shall do so by giving Landlord notice in writing of its election not later than nine (9) months prior to the New Expiration Date.  If Tenant gives such notice, the extension of this Lease shall be automatically effected without the execution of any additional documents.  The New Term of this Lease, together with any Extension Term so exercised are collectively referred to herein as the “Term”.

The Annual Basic Rent payable during the Extension Term shall be the Fair Market Rent for the Premises, as determined below, as of the commencement of the Extension Term.  If for any reason the Annual Basic Rent payable during the Extension Term has not been determined as of the commencement of the Extension Term, Tenant shall pay the Annual Basic Rent payable during the New Term until the Annual Basic Rent for such Extension Term is determined, at which time, an appropriate adjustment, if any, shall be made.

For purposes hereof, the Fair Market Rent shall mean 95% of the market rent for the Premises as of the commencement of the Extension Term, under market conditions then existing in the Building and in comparable buildings in the Boston Metro West office market and taking into account all relevant factors including the location, age of the building, term, rental rates, tenant concessions, base year, tenant improvements, free rent, and size of the premises.  Fair Market Rent shall be determined by agreement between Landlord and Tenant, but if Landlord and Tenant are unable to agree upon the Fair Market Rent at least seven (7) months prior to the date upon which the Fair Market Rent is to take effect (the “Appraisal Date”), then the Fair Market Rent shall be determined by appraisal made as hereinafter provided by a board of three (3) reputable independent commercial real estate appraisers, or brokers, each of whom shall have at least ten years of experience in the Boston Metro West office market and each of whom is hereinafter referred to as “appraiser”.  Tenant and Landlord shall each appoint one such appraiser and the two appraisers so appointed shall appoint the third appraiser.  The cost and expenses of each appraiser appointed separately by Tenant and Landlord shall be borne by the party who appointed the appraiser.  The cost and expenses of the third appraiser shall be shared equally by Tenant and Landlord.  Landlord and Tenant shall appoint their respective appraisers within ten (10) days after the date which is seven (7) months prior to commencement of the period (the “Selection Date”) for which Fair Market Rent is to be determined and shall designate the appraisers so appointed by notice to the other party.  The two (2) appraisers so appointed and designated shall appoint the third appraiser within thirty (30) days after Selection Date and shall designate such appraisers by notice to Landlord and Tenant.  The board of three (3) appraisers shall determine the Fair Market Rent of the space in question as of the commencement of the period to which the Fair Market Rent shall apply and shall notify Landlord and Tenant of their determinations at least four (4) months prior to the commencement of such period.  If the determinations of the Fair Market Rent of any two (2) or all three (3) appraisers shall be identical in amount, said amount shall be deemed to be the Fair Market Rent of the subject space.  If the determinations of all three (3) appraisers shall be different in the amount, the average of the two values nearest in amount shall be deemed the Fair Market Rent.  The Fair Market Rent of the subject space determined in accordance with the provisions of this Section shall be binding and conclusive on Tenant and Landlord.

Tenant expressly agrees and acknowledges that it has no further extension right except for the extension right set forth in this Section 10.

11.           Right of First Offer.  Subject to (i) the rights existing as of the date of this Amendment for all existing tenants in the Building and the terms of their leases, and any rights of Tenant set forth in this Amendment, and (ii) subject to Landlord’s initial leasing of any currently vacant space in the Building following the date of this Amendment, all as identified on Exhibit K attached hereto and incorporated herein by reference, Tenant shall have a right of first offer to lease space in the Building as it becomes available (the “RoFO Premises”) on the terms as hereinafter set forth.

Before Landlord offers to lease the RoFO Premises to a third party, Landlord shall offer to lease such space to Tenant in writing, which notice shall contain the material business terms and conditions upon which Landlord proposes to lease such space (i.e., the annual rent amounts, term, tenant’s proportionate share and the allowances, if any) (“Landlord’s Notice of RoFO Premises”). Tenant shall then have ten (10) days from receipt of Landlord’s Notice of RoFO Premises to accept the economic terms and conditions of Landlord’s Notice of RoFO Premises by notifying Landlord, in writing, of its intent to lease the RoFO Premises on said terms and conditions.  If Tenant does not so notify Landlord of its intent to lease the RoFO Premises within said ten (10) day period, then subject to the provisions of the following sentence, Tenant shall have no further right to lease those particular RoFO Premises although the right of first offer shall remain in effect for other portions of the Building, but if Landlord proposes to lease the subject space to a third party on terms which are not substantially the same terms as those identified in the Landlord’s Notice of RoFO Premises, Landlord shall re-offer the subject space to Tenant on such terms and Tenant shall have a period of ten (10) days after receipt of such notice to accept the subject space for lease on such terms. If Tenant notifies Landlord of its intent to lease the RoFO Premises, Landlord shall submit to Tenant, and Tenant shall execute and deliver to Landlord within fifteen (15) days from receipt thereof, an amendment to the Lease which contains all of the terms and conditions set forth in Landlord’s Notice of RoFO Premises, and such modifications to the Lease as may be necessary to reflect the inclusion of the RoFO Premises.  Landlord shall be obligated to deliver possession of the RoFO Premises which Tenant elects to lease in “broom clean” condition (and improved as provided in the Landlord’s Notice of RoFO Premises), free of all occupants and Tenant shall have no obligations with respect to such space until so delivered.

Tenant expressly agrees and acknowledges that it has no other right of first offer except for the right of first offer set forth in this Section 11.

12.           Right of First Refusal.  Subject to the rights of existing tenants in the Building as of the date of this Lease and shown on Exhibit K, in no event shall Landlord accept any offer to lease space that becomes available during the Term hereof for the following areas of the Building: (i) 5,501 rentable square feet located on the first (1st) floor of the Building; (ii) 5,237 rentable square feet located on the second (2nd) floor of the Building and (iii) 7,848 rentable square located on the first (1st) floor of the Building (the “Exagrid Space”) which is or will be leased by Landlord to Exagrid Systems, Inc. (“Exagrid”), provided however, that such rights to the Exagrid Space shall be expressly subject and subordinate to the terms and conditions of the Exagrid lease for the Exagrid Space until the expiration of the term of the Exagrid lease and/or any extension of the Exagrid lease, unless Landlord first affords Tenant an opportunity to lease such space in accordance with the provisions of this Section 12 of the Amendment and only after written notice to Tenant.  Such notice shall contain a copy of the Bonafide offer (referred to hereinafter in this Section 12 as an “Offer”).  An offer shall be considered “Bonafide” if it is submitted by a third party unrelated to Landlord, is signed by the offeree, and such offer contains the primary business terms (i.e. description of space and approximate rentable area, the commencement and expiration dates for the term, the rent amounts, and any landlord allowances or concessions) with respect to such space.  An offer will be considered “Bonafide” notwithstanding the fact that it contemplates or is conditioned upon the future execution of a mutually acceptable form of lease agreement by Landlord and the offeree, and/or states that it is “non-binding”.

Upon receipt of such notice from Landlord (“Landlord’s Notice”), and provided further that there does not then exist an Event of Default under this Lease, and provided further that the Tenant is then leasing and occupying all at least seventy-five (75%) percent of the Premises, then Tenant shall have a right to lease any such space on the terms set forth in the Offer, with the exception that (i) the rent to be paid by Tenant for such space the average rental rate set forth in the Offer reduced by the amount of reductions in allowance and other monetary concessions as provided in this sentence, (ii) any allowances or other monetary concessions shall be prorated and reduced in the event the term under the Offer is longer than the term for which Tenant leases such space, and (iii) the term for Tenant’s leasing of such space shall expire on the later of i) the date that this Lease terminates, and (ii) two (2) years after the commencement date of the term for such space as set forth in the Offer.

In order to exercise such right of first refusal, Tenant must give written notice to Landlord to such effect within ten (10) business days after Tenant’s receipt of Landlord’s Notice.  If such notice of election is not so timely given by Tenant, then Landlord shall be free for a period of one hundred eighty (180) days to lease the subject space, or portion thereof, to any third party on substantially the same terms and conditions contained in the Offer (including gross rent and other material economic terms which shall not be less than ninety five (95%) of the gross rent and other material economic terms contained in the Offer) at any time after the expiration of said ten (10) day period.  In the event Landlord does not lease such space pursuant to the foregoing within such one hundred eighty day period, or if Landlord desires to lease such space to a third party at any time during such one hundred eighty day (180) period at terms more favorable to a tenant than the foregoing, then Tenant shall again first have a right of first refusal as to such space on such new terms, if any, pursuant to the above provisions, before Landlord leases or accepts an offer for such space.

In the event that Tenant properly exercises its right of first refusal as to any space, then such space shall automatically be added to this Lease pursuant to the terms of this Section 12 of the Amendment, and Tenant hereby agrees that it shall execute a confirmatory amendment to this Lease to reflect the foregoing within ten (10) days of receipt of a proposed amendment from the Landlord, but the failure of the Tenant to so execute such confirmatory amendment shall not affect the validity or effectiveness of Tenant’s exercise of its right of first refusal for any such space or its addition to the Lease pursuant to the terms herein.  Landlord shall be obligated to deliver possession of the space which Tenant elects to lease pursuant to this Section 12 in “broom clean” condition (and improved as provided in the Offer), free of all occupants and Tenant shall have no obligations with respect to such space until so delivered.

Tenant expressly agrees and acknowledges that it has no other right of first refusal except for the right of first refusal set forth in this Section 12.

13.           Signage.  Landlord shall, at Landlord’s expense, have a Building standard tenant identification placard installed on the lobby directory of the Building, a Building standard tenant identification sign on the Tenant’s entrance door to the Premises and on the third floor elevator lobby, and a Project standard tenant identification placard installed on the Project Directory or Marquis.  The initial signs and listings shall be at Landlord’s cost.  Any changes thereto shall be made by Landlord at Tenant’s cost.  Neither Landlord’s name, nor the name of the Building or the Project, or the name of any other structure erected therein shall be used without Landlord’s consent in any advertising material (except on business stationery or as an address in advertising materials or communications), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner.  In addition, Tenant shall have the one (1) time right to place its name and logo on the exterior wall of the Building facing Route 495 (the “Exterior Sign”) at Tenant’s sole cost and expense.  Tenant acknowledges and agrees that prior to contacting any governmental entities and prior to filing any applications for the Exterior Sign, Tenant shall obtain the Landlord’s prior written consent to the size, material, design and location of the Exterior Sign which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant warrants it shall obtain (and furnish copies thereof to Landlord) all necessary licenses, permits and approvals prior to erecting the Exterior Sign and the Exterior Sign shall be in accordance with first-class building standards.  Tenant acknowledges that Exterior Sign shall only reflect the name and logo of Tenant.  Tenant agrees that upon the earlier to occur of the expiration or earlier termination of this Lease or Tenant’s failure to lease and occupy at least 20,000 rentable square feet in the Building, at Tenant’s sole cost and expense, to remove the Exterior Sign and promptly repair any damage to the Building or Premises caused by such removal.  Nothing contained herein shall prohibit Landlord from allowing other tenant(s) in the Building to erect signage on the Building provided such signage does not materially adversely affect the visibility of the Exterior Sign.

14.           Mortgagee’s Approval.  Landlord’s obligation to perform its covenants and agreements hereunder is subject to the condition precedent that this Amendment be approved by Wachovia (the “Mortgagee Approval”) on or before 5:00 p.m. on April 5, 2010 (the “Mortgagee Approval Period”).  Landlord shall notify Tenant on or before 5:00 p.m. on April 9, 2010 as to whether the Mortgagee Approval has been obtained within the Mortgagee Approval

Period.  In the event that Landlord is not able to obtain Mortgagee Approval within the Mortgagee Approval Period then only this Amendment shall terminate as if the Amendment were never executed including but not limited to the termination of Tenant’s rights with respect to the Free Basic Rent and Rent Credit under Section 3, Tenant Improvement Allowance under Section 4 and return of the Letter of Credit (as defined below) and inability to draw under the Letter of Credit under Section 6 and terms and conditions of the Lease that existed immediately prior to the execution of the Amendment shall be reinstated and continue in full force and effect.  Notwithstanding any of the foregoing provisions, Tenant shall continue to be obligated to pay Basic Rent, Additional Rent and any other costs and charges due under the Lease during the Mortgagee Approval Period.  Unless Landlord provides written notice to Tenant that the Mortgagee Approval has not been provided within the Mortgagee Approval Period, such approval shall be deemed to have been provided and the condition precedent in this Section 14 shall be deemed to have been satisfied.

15.           Brokers.  With respect to this Amendment, each of Landlord and Tenant warrants that it has dealt with no broker in connection with the negotiation and execution of this Amendment except for Jones Lang LaSalle and Richards Barry Joyce & Partners (the “Brokers”).  Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees and other liability for commissions and other compensation claimed in connection with this Amendment by any other brokers or agent claiming the same by, through or under the indemnifying party.  Landlord shall be responsible for any commission or fee due to the Brokers.

16.           Successors and Assigns.  The conditions, covenants and amendments herein contained shall be binding upon the parties hereto and their respective successors and assigns.

17.           Authority.  Landlord and Tenant represent and warrant that the individuals executing this Amendment are empowered and duly authorized to so execute this Amendment on behalf of the parties they represent.  Landlord represents and warrants that its owns fee title to the Project.

18.           Entire Amendment.  The Lease as amended hereby, sets forth the entire agreement between the parties with respect to the subject matter hereto and all prior negotiations or agreements, whether oral or written, are superseded and merged herein.  The Lease may not be altered or amended except by a writing duly authorized and executed by the party against whom enforcement is sought.

19.           Execution.  This Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart.  Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of any original executed counterpart.  Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.  Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one (1) document.

20.           Notices.  All notices and other communications given pursuant to the Lease shall be in writing and shall be either (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, (c) sent by nationally recognized overnight courier, or (d) sent by facsimile transmission.  All notices shall be effective upon delivery to the address of the addressee (even if such addressee refused delivery thereof).  The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.  The addresses for notice set forth below shall supersede and replace any addresses for notice set forth in the Lease.

Westborough Investors Limited Partnership

c/o BPG Properties, Ltd.

770 Township Line Road, Suite 150

Yardley, PA  19067

Attention: Westborough Asset Manager

With a copy to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, MA  02109

Attn: David Barry Connolly, Esq.

Telephone: (617) 345-9000

Facsimile:   (617) 345-9020

Any notices to Tenant shall include a copy as follows:

Virtusa Corporation

2000 West Park Drive

Westborough, MA 0158

Attention: Paul D. Tutun, Vice President,

General Counsel and Assistant Secretary

21.           Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts and shall be applicable to any future amendments made and to be performed within such state without regard to principles of conflicts of law.

22.           Severability.  The illegality, invalidity or unenforceability of any provision of this Amendment under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

23.           Capitalized Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings defined in under the Lease.

24.           Ratification.  Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

25.           Submission of Amendment Not An Offer.  Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

26.           Effective Date.  The date that this Amendment has been fully executed by both Landlord and Tenant shall be the “Effective Date”.

27.           Generator.  Tenant is hereby granted the right, subject to all applicable laws and the requirements of this Section 27 to install one (1) back-up gas fired generator of not more than 130 KV in capacity, together with appurtenances and wiring as necessary for the operation of the generator (the “Generator”) on a concrete pad that will not exceed four (4) feet by twelve (12) feet to be enclosed by appropriate screening and landscaping acceptable to Landlord to be constructed by Tenant on a location on the Lot mutually agreeable to Landlord and Tenant (the “Pad”) and for the installation, operation and maintenance of the Generator, at Tenant’s sole cost and expense.  Tenant acknowledges and agrees that it shall be solely responsible for all costs to be incurred for the installation of any natural gas line to service Generator (the “Generator Gas Line”).  The gas usage for the Generator shall be measured by a separate meter to be installed by and paid for by Tenant and to be billed directly to Tenant.  The Generator, the Pad, the Generator Gas Line and their installation, location, maintenance and operation shall (a) not cause any unreasonable interference with any telecommunication, mechanical or other systems at the Building or Project (whether belonging to or utilized by Landlord or any other tenant or occupant of the Building or Project), (b) not unreasonably interfere with the use and enjoyment of other tenants of their demised premises within the Building or the Project, (c) not void any Building warranty or guaranty, or materially and adversely disturb or otherwise affect the architectural integrity of the Building, (d) be approved in writing by Landlord as to material and location, which approval shall not be unreasonably withheld, conditioned or delayed, (e) not be used for the benefit of persons or entities other than Tenant or (f) not constitute a violation of any applicable laws, ordinances, rules, orders or regulations of any Federal, State, county and municipal authorities having jurisdiction thereover.  Tenant shall retain ownership of the Generator following the expiration of the Term or earlier termination of this Lease.

28.           Cafeteria.  Landlord, or a third-party retained by Landlord, shall maintain an operating cafeteria and fitness center in Building 1800 of the Project throughout the Term during normal business hours. Tenant, its employees and invitees shall have the right to use the cafeteria and fitness center.

29.           Service Interruptions.  The following is added to the last sentence of Section 7(c) of the Lease:

“Notwithstanding anything to the contrary contained in this Section 7(c), if, as a direct result of a cessation or interruption of any service which Landlord is required to provide under Section 7(a) arising as a direct result of the negligence or willful misconduct of Landlord or any of Landlord’s agents, contractors or employees within Landlord’s reasonable control, Tenant is unable to use more than twenty five (25%) percent of the Premises for its business operations for a period of ten (10) consecutive business days following written notice thereof from Tenant to Landlord, then Tenant’s Basic Rent and Additional Rent shall be equitably abated following said ten (10) consecutive business day period until the service is restored; provided, however, Tenant shall not be entitled to the aforesaid rent abatement if the cessation or interruption arises in whole or in substantial part from the acts or omissions of Tenant or Tenant’s employees, contractors, agents, representatives, invitees or guests or from causes outside of Landlord’s reasonable control.

30.           Continuous Occupancy.  The words “continuously occupy and” are hereby deleted from Section 9 of the Lease.  In addition, Section 17(b) of the Lease is hereby deleted.

31.           Increase in Occupancy Limits.  The maximum occupancy of the Premises, which is specified as one person for each 300 rentable square feet in the Premises, is hereby amended to be increased to once person for each 200 rentable square feet in the Premises.

32.           Landlord’s Lien.  Section 20 of the Lease is hereby deleted and shall be of no further force and effect.

33.           Surrender.  Notwithstanding any provision of Section 21 of the Lease to the contrary, Tenant shall have no obligation to remove any alterations, additions, improvements, wiring or cabling which exist in the Premises as of the Effective Date.  In addition, Landlord agrees that Tenant shall have no obligation to remove any alterations, additions or improvements made to the Premises in the future, including the Tenant Improvements, except to the extent Landlord indicates it will require removal at the time it consents thereto in accordance with the terms and conditions of Section 8 of the Lease.

34.           Permitted Transfers.  The words “as of the date hereof” as such appear at the end of Section 10(g)(2) and 10(g)(3) of the Lease as hereby replaced with the words “as of date immediately prior to the closing of transaction”.

35.           Contractual Liability Insurance.  Landlord and Tenant acknowledge and agree that the requirement to obtain contractual liability insurance for Tenant’s indemnity obligations under the Lease does not include the indemnity contained in Section 11(d)(2) of the Lease.

36.           Confidentiality.  Section 25(t) of the Lease is hereby amended to permit Tenant to make such disclosures and filings as are necessary under applicable law, and Tenant shall have the right to disclose the terms of this Lease to its attorneys, accountants and other consultants, as well as any prospective investors, purchasers or investors.

37.           Notice of Lease.  Landlord and Tenant agree to execute a Notice of Lease in recordable form concurrent with the execution of this Amendment and to cooperate with each other in recording of the same.  The Tenant shall be responsible for preparing the Notice of Lease and recording the same including the recording cost.

IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to Lease under seal as of the day and year first written above.

LANDLORD:

WESTBOROUGH INVESTORS LIMITED
PARTNERSHIP,
a Massachusetts limited partnership

By:	WESTBOROUGH INVESTORS GP, LLC,
a Massachusetts limited liability company,
its general partner

By:	/s/ Roy C. Perry
Name: Roy C. Perry
Title: Senior Vice President

TENANT:

VIRTUSA CORPORATION,
a Delaware corporation

By:	/s/ Ranjan Kalia
Name: Ranjan Kalia
Its: CFO

Hereto duly authorized

EXHIBIT A-2

Surrender Space Plan